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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-17071) pertaining to the 1986 Stock Option Plan of CFX Corporation, in the Registration Statement (Form S-8, No. 33-52598) pertaining to the 1992 Employee Stock Purchase Plan of CFX Corporation, and in the Registration Statement (Form S-8, No. 33-61787) pertaining to the 1995 Stock Option Plan of CFX Corporation of our report dated January 18, 1996, except for
Note X as to which the date is February 9, 1996, with respect to the consolidated financial statements of CFX Corporation as of December 31, 1995, and for the year then ended, incorporated by reference in the Annual Report on Form 10-K of CFX Corporation for the year ended December 31, 1995.

                                          Wolf & Company, P.C.

Boston, Massachusetts
April 1, 1996